EXHIBIT 10.25

CITIZENS FINANCIAL CORPORATION
MASTER CASH BONUS PERFORMANCE PLAN

AWARD

This Award and all of Participant’s rights hereunder and under the Citizens Financial Corporation Master Cash Bonus Performance Plan (terms defined in which shall have the same meanings when used herein unless defined herein) are subject to the terms and conditions of the Plan, anything to the contrary herein notwithstanding. Further, this Award and the Plan shall not be deemed to amend or modify in any way the Executive Employment Agreement between Participant and the Company.

Participant: James H. Knox

Date of Award: August  11, 2005

Beginning Date of Participation: August 22, 2005

Year: Period of 12 months beginning August 12 and ending August 21

Participation Years: Years ending in 2006 and 2007 (herein Year 1 and Year 2, respectively)

Amounts to be Measured: With respect to group dental insurance business of Citizens Security Life Insurance Company:

•	Category A: The new premium expected for a Year[1] on new business written during such Year.
•
Category B: The amount of actual collected premium during a Year for all groups active on the 1st day of such Year except that premiums for groups active on the 1st day of such Year that were included in the calculation of Category A amounts for the prior Year shall not be included in the calculation of Category B amounts until after their first anniversary dates.

•	Category C: The ratio (expressed as a percentage) of losses to collected premium for a Year using standard Company statutory loss ratio definitions and conventions.

[1]
For this purpose, “new premium expected for a Year” means [i] for all new groups contracted during such Year, the 1st month’s collected premium multiplied by factors of 12 and 0.90 and [ii] for all groups with a 1st anniversary during such Year, the actual premium paid in the 1st policy year less the amount that was calculated for clause [i] above for such groups.

For the purpose of calculating Category A, B and C amounts with respect to revenue from third-party administration services, the amount of [i] fees receivable by the Company plus [ii] claims paid or reserved for administered policies shall be deemed to be “premium.”

Contributions to Bonus by Category:

•	Category A:	$50,000 per $1,000,000 (and pro rata).
•	Category B:	$10,000 per $1,000,000 (and pro rata)
•	Category C:	$5,000 per $1,000,000 per 1% below 70% (and pro rata)

Participant’s Bonus Percentage by Category by Year:

•	Category A:	Year 1 = 60%	Year 2 = 60%
•	Category B:	Year 1 = 30%	Year 2 = 30%
•	Category C:	Year 1 = 10%	Year 2 = 10%

Annual Bonus Payment Calculation by Category:

Bonus Payment for a Year equals [i] the amount to be measured for each Category multiplied by [ii] contribution to bonus for such Category multiplied by [iii] Participant’s Bonus Percentage for such Category for the Year, totaled for all applicable Categories.

Minimum Annual Bonus Payment for Year 1 Only: $70,000

Maximum Annual Bonus Payment: No limitation except for Code Section 162(m)

Changes to Contributions to Bonus and Bonus Percentages

For any Year after Year 2, the Committee will evaluate contributions to bonus and bonus percentages of Participant and of any other person who has received an Award based on group dental insurance business performance for appropriateness and, after notice to and consultation with Participant, may change such factors in its discretion and may also provide a separate bonus for the loss ratio on new group dental business.

Proration of Bonus Payment in Connection with Employment Termination:

If the Participant’s employment by the Company terminates, the Participant shall be entitled to [i] any Bonus Payment due with respect to the preceding Year to the extent unpaid and [ii] if the termination was for “good reason” or “for convenience of Employer” as those terms are defined in the Executive Employment Agreement between Participant and the Company (but not otherwise), a partial Bonus Payment (or partial minimum Bonus Payment) calculated in respect of the portion of the current Year elapsed through the date of termination and payable within two and one-half months from the date of termination. The principles for such calculation shall be consistent with the calculation principles used for a full Year bonus and shall be reasonably satisfactory to the Committee.

Confirmation

In behalf of the Committee, I confirm that this Award was approved by the Committee on August 11, 2005.

By:	/s/ George A. Turk
George A. Turk, Member